EXHIBIT 10.34

Date: November 21, 2002

AMENDMENTS TO THE OFFER TO F. JACOB HUFF, M.D.

1. The start date of employment will be the next business day following the closing date of Renovis’ asset acquisition of Centaur Pharmaceuticals.

2. The $75,000 allocated for travel and relocation costs can include the reimbursement to Dr. Huff for lease payments for his clinical office in Laguna Hills.

Renovis, Inc.

/s/ Corey Goodman	/s/ F. Jacob Huff
Corey Goodman, Ph.D. President and CEO	F. Jacob Huff, M.D.